UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2018

CARDLYTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38386	26-3039436
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
675 Ponce de Leon Avenue NE, Suite 6000 Atlanta, GA 30308
(Address of principal executive offices, including zip code)
(888) 798-5802
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.
On May 21, 2018, Cardlytics, Inc. (the “Company”) and Pacific Western Bank (the “Lender”) entered into a Loan and Security Agreement relating to a $30.0 million asset-based revolving line of credit and a $20.0 million term loan (the “New Loan Agreement” and, the facility provided thereunder, the “New Loan Facility”). The maturity date of the New Loan Facility is May 21, 2020.
On May 21, 2018, the Company used the entire $20.0 million in proceeds from the term loan and an advance of $27.4 million under the revolving line of credit to repay all outstanding obligations under (1) the existing Loan and Security Agreement by and among the Company, Ally Bank and Pacific Western Bank, dated September 16, 2016, as amended from time to time prior to the date hereof (the “Existing Senior Loan Agreement”), and (2) the existing Credit Agreement by and among the Company, Columbia Partners, L.L.C. Investment Management and National Electrical Benefit Fund, dated July 21, 2016, as amended from time to time prior to the date hereof (the “Existing Subordinated Credit Agreement”). The aggregate amount repaid under the Existing Senior Loan Agreement was $13.1 million and the aggregate amount repaid under the Existing Subordinated Credit Agreement was $34.3 million. Upon payment of all of the outstanding amounts thereunder, both the Existing Senior Loan Agreement and the Existing Subordinated Credit Agreement were terminated.
Under the terms of the New Loan Agreement relating to the revolving line of credit, the Company is able to borrow up to the lesser of $30.0 million or 85% of the amount of its eligible accounts receivable. Interest on advances under the revolving line of credit varies depending on the amount of unrestricted cash deposits the Company maintains with the Lender and ranges from the prime rate to the prime rate minus 0.75%. As of May 21, 2018, the indicative rate for advances on the revolving line of credit was the prime rate minus 0.75%, or 4%. In addition, the Company is required to pay an unused line fee of 0.15% per annum on the average daily unused amount of the $30.0 million revolving commitment. The Company is also required to pay the Lender a one-time success fee of $75,000 in the event that the Company achieves a trailing twelve month revenue of $200.0 million or more at the end of any month after the closing date of the New Loan Facility. Interest will accrue on the term loan at an annual rate of interest equal to the prime rate minus 2.75%, or 2% as of May 21, 2018.
All of the Company’s obligations under the New Loan Agreement are also secured by a first priority lien on substantially all of the Company’s assets. Under the terms of the New Loan Agreement, the Company is required to deposit $20.0 million in a blocked account in favor of the Lender as additional security for the Company’s payment obligations. The New Loan Agreement contains a moving minimum trailing twelve month revenue covenant, which was $124.5 million for the period ended April 30, 2018. The New Loan Agreement also requires the Company to maintain a total cash balance plus liquidity under the revolving line of credit of not less than $5.0 million.
The New Loan Agreement includes customary representations, warranties and covenants (affirmative and negative), including restrictive covenants that include restrictions on mergers, acquisitions and dispositions of assets, incurrence of indebtedness and encumbrances on the Company’s assets and restrictions on payments of dividends; in each case subject to specified exceptions.
The New Loan Agreement also includes standard events of default, including in the event of a material adverse change. Upon the occurrence of an event of default, the Lender may declare all outstanding obligations immediately due and payable and take such other actions as are set forth in the New Loan Agreement and increase the interest rate otherwise applicable to the term loan or advances under the revolving line of credit by an additional 5.00%.
The foregoing description of the New Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the New Loan Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-Q for the three and six months ended June 30, 2018.
Item 1.02    Termination of a Material Definitive Agreement.
The information set forth in Item 1.01 above is incorporated into this Item 1.02 by reference.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardlytics, Inc.

Date:	May 24, 2018	By:	/s/ David Evans
David Evans
Chief Financial Officer (Principal Financial and Accounting Officer)